Exhibit 6.1

Patent Transfer and Assignment Agreement

between

The bankruptcy estate of XNK Therapeutics AB (publ) and

NÖK Therapeutics Inc.

Dated 23 May 2024

Contents

1	Definitions and interpretation	1

2	Assignment	2

3	Purchase Price	3

4	Closing	3

5	The Seller’s Warranties	4

6	Covenants	4

7	Indemnification and limitations of liability	4

8	Confidentiality	5

9	Notices	6

10	Costs	6

11	Entire Agreement	7

12	Amendments	7

13	Assignments	7

14	No waiver	7

15	Partial invalidity	7

16	Governing law and jurisdiction	7

APPENDICES

Appendix 1.1	Patents
Appendix 4.2(a)	Patent Confirmation Assignment

DLA Piper

This patent transfer and assignment agreement (“Agreement”) is entered into on 23 May 2024.

Parties

(1)	The bankruptcy estate of XNK Therapeutics AB (publ), corporate registration number 556894-6601, c/o Advokatfirma DLA Piper Sweden KB, Box 7315, 103 90 Stockholm, Sweden (the “Seller”); and

(2)	NÖK Therapeutics Inc., a company incorporated and registered in the United States of America, 1452 N. US Hwy. 1, Suite 123, Ormond Beach, FL 32174 (the “Buyer”).

The above parties are hereinafter jointly referred to as the “Parties” and each individually as a “Party”.

Background

A	On 9 April 2024, XNK Therapeutics AB (publ), a company incorporated and registered in Sweden with corporate registration number 556894-6601 (“XNK”), entered into bankruptcy (Sw. konkurs) and the district court appointed Anders Svensson Clark, lawyer (Sw. advokat), as the bankruptcy trustee (Sw. konkursförvaltare).

B	XNK is a clinical-stage biotechnology company developing unique and individualized natural killer (NK) cell-based cancer therapies. XNK is the proprietor of the Patents (as defined below).

C	The Seller has agreed to sell and the Buyer has agreed to purchase the Patents.

D	In light of the above, the Parties have entered into this Agreement.

Agreed terms

1	Definitions and interpretation

Definitions

1.1	In this Agreement the following definitions apply:

“Agreement” means this patent transfer agreement, including any amendments and supplements made pursuant to Section 12, and all the appendices hereto;

“Business Day” means a day when banks are open for general banking business in Sweden (excluding online banking services);

“Buyer” has the meaning set out in the introduction to this Agreement;

“Covenants” means the covenants of any of the Parties set out herein;

“Closing Date” means 29 May 2024 or such other date as may be agreed between the Buyer and the Seller;

“Encumbrance” means an option, lien, mortgage, security interest, pledge or any other encumbrance, including any obligation to create any of them;

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“IM” means the information memorandum prepared by the Seller regarding the bankruptcy of XNK and XNK’s business and assets dated 17 April 2024;

“Loss” means any and all direct loss, damage or expense (including reasonable legal fees), always without applying any earnings multiples and always on SEK by SEK basis, incurred or suffered by the Buyer, resulting from a breach of any of the Warranties or any of the Covenants provided by the Seller pursuant to this Agreement;

“Party” and “Parties” have the meaning set out in the introduction to this Agreement;

“Patents” means the patent applications and patents listed in Appendix 1.1;

“Purchase Price” has the meaning set out in Section 3.1;

“Seller” has the meaning set out in the introduction to this Agreement;

“Seller’s Account” means the Seller’s account with Danske Bank, Sweden, with IBAN SE51 1200 0000 0130 7017 5872 and BIC/SWIFT DABASESX;

“Signing Date” means the date of this Agreement;

“XNK” has the meaning set out in the introduction to this Agreement; and

“Warranties” means the warranties of the Seller set out in Section 5.

1.2	Interpretation

In this Agreement, unless the context requires otherwise:

(a)	the index and the headings to sections and paragraphs of this Agreement are for information only and shall not form part of the operative provisions of, and shall be ignored in construing, this Agreement;

(b)	unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c)	a reference in this Agreement to a statute or any provision of it shall refer also to that statute or provision as amended or re-enacted;

(d)	a reference to a section or an appendix is a reference to a section of, or an appendix to, this Agreement;

(e)	unless clearly indicated by the context, the Parties have not by using English terms and concepts intended to incorporate any other legal standards compared to what a Swedish translation and interpretation of such terms and concepts would give; and

(f)	the background of and appendices to this Agreement form part of the operative provisions of this Agreement and references to this Agreement shall include references to such background and appendices.

2	Assignment

2.1	Subject to the Buyer’s full and timely payment of the Purchase Price, the Seller hereby assigns and transfers to the Buyer, all its right, title and interest in and to the Patents, and in and to all and any inventions disclosed in the Patents, including:

(a)	in respect of any and each application in the Patents:

(i)	the right to claim priority from and to prosecute and obtain grant of patent; and

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(ii)	the right to file divisional applications based thereon and to prosecute and obtain grant of patent on each and any such divisional application;

(b)	in respect of each and any invention disclosed in the Patents, the right to file an application, claim priority from such application, and prosecute and obtain grant of patent or similar protection in or in respect of any country or territory in the world;

(c)	the right to extend to or register in or in respect of any country or territory in the world each and any of the Patents, and each and any of the applications comprised in the Patents or filed as aforesaid, and to extend to or register in, or in respect of, any country or territory in the world any patent or like protection granted on any of such applications;

(d)	the absolute entitlement to any patents granted pursuant to any of the applications comprised in the Patents or filed as aforesaid; and

(e)	the right to bring, make, oppose, defend, appeal proceedings, claims or actions and obtain relief (and to retain any damages recovered) in respect of any infringement, or any other cause of action arising from ownership, of any of the Patents or any patents granted on any of the applications in the Patents or filed as aforesaid, whether occurring before on or after the date of this agreement.

2.2	Costs for, and revenues from, the Patents for the period until the Closing Date shall, respectively, be borne by or inure to the Seller. Costs for, and revenues from, the Patents from the period commencing on the Closing Date shall, respectively, be borne by or inure to the Buyer. For the avoidance of doubt, all costs, expenses and fees in connection with or arising from the transfer of the Patents under this Agreement shall be borne by Buyer, including without limitation to register or record the Buyer as the applicant or owner of the Patents.

3	Purchase Price

3.1	The purchase price for the Patents amounts to USD 150,000.00 (excluding VAT) (the “Purchase Price”).

3.2	The Parties take the view that no value added tax under Swedish law should be paid on the Purchase Price. However, in the event that the Swedish Tax Agency (Sw. Skatteverket) would decide that value added tax should be paid on the Purchase Price, the Buyer shall pay value added tax upon receipt of an invoice from the Seller.

4	Closing

4.1	Completion of the transactions contemplated under this Agreement shall take place on the Closing Date and shall be completed without an in-person meeting.

4.2	On the Closing Date, the following events shall take place in the following order (but shall be deemed to have taken place simultaneously), and completion of the transactions contemplated under this Agreement shall not be deemed to have occurred until and unless all of the actions to occur on the Closing Date pursuant to this Section 4 have been performed or the performance thereof have been waived by the relevant Party:

(a)	the Buyer shall pay the Purchase Price in cash to the Seller by way of wire transfer in immediately available funds to the Seller’s Account; and

(b)	the Parties shall execute and enter into the agreed form patent confirmation assignment, Appendix 4.2(a), to record and register the Buyer as the new owner and applicant of the Patents.

4.3	If a Party does not comply with its obligations under this Section 4, then the Seller (in the case of the Buyer’s non-compliance) or the Buyer (in the case of the Seller’s non-compliance) may by notice to the other:

(a)	specify a new date for the Closing Date in which case the provisions of this Section 4 shall apply to the Closing Date so deferred; or

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(b)	subject to Closing Date having first been deferred as set out under section 4.3(a) and the Parties having used reasonable endeavours to effect the transactions contemplated under this Agreement during that period, terminate this Agreement, which, however, shall not prejudice such Party’s right to indemnification with respect to the defaults which have occurred.

5	The Seller’s Warranties

5.1	The Seller makes the following Warranties (Sw. garantier) to the Buyer, all of which are made as of the Signing Date and repeated immediately prior to the Closing Date unless otherwise stated. The Buyer agrees that the Seller has made no, and the Buyer has not relied on any, express or implied representation or warranty other than the Warranties and no action or omission by the Seller shall be construed as implying any representation or warranty.

5.2	The Seller has made due and reasonable enquiries with the management of XNK when preparing the appendix to this Agreement. However, the Buyer acknowledges that the Seller is a bankruptcy estate, that the Seller only has held the Patents during a short period of time, and that the Seller has no deeper knowledge of the Patents. Accordingly, the Parties agree that the Patents are sold “as is” (Sw. i befintligt skick), except for the limited Warranties expressly set out in Sections 5.3 and 5.4.

5.3	Authority

5.3.1	The Seller has full power to enter into and to perform its obligations under this Agreement, which, when executed, will constitute legal, valid and binding obligations of the Seller in accordance with its terms.

5.4	Patents

5.4.1	The Seller holds full legal title to the Patents.

5.4.2	The Patents are free and clear of any Encumbrance.

6	Covenants

Each Party undertakes to use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under the applicable laws to complete the transactions contemplated under this Agreement.

7	Indemnification and limitations of liability

7.1	Indemnification and remedies

7.1.1	In the event of a breach of any of the Warranties or the Covenants made or to be performed by the Seller pursuant to this Agreement, the Seller shall, subject to this Section 7, as a sole and exclusive remedy, indemnify the Buyer, on a SEK by SEK basis, which shall be deemed as a reduction of the Purchase Price, with an amount corresponding to the Loss.

7.1.2	It is specifically agreed that the Seller’s liability in relation to the transfer of the Patents under this Agreement is exclusively governed by this Agreement and that no remedy under the Sale of Goods Act (Sw. Köplagen (1990:931)) or under any other statute, law or legal principle, including, but not limited, to the right to rescind this Agreement, shall be available to the Buyer.

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7.2	Limitations of liability

7.2.1	The Seller’s liability with respect of any breach of any of the Warranties or the Covenants made or to be performed by the Seller pursuant to this Agreement is subject to the limitations set out in this Section 7.2.

7.2.2	The Buyer shall not be entitled to a reimbursement for breach of any of the Warranties or any of the Covenants unless the aggregate amount of all Losses, subject to any restrictions made under this Section 7, exceeds USD 50,000 in which case the Seller shall be liable for the full amount, i.e. from the first SEK. For the purposes hereof, no individual Loss which is less than USD 10,000 shall be taken into account.

7.2.3	The aggregate liability of the Seller in respect of all Claims for breach of any of the Warranties and any of the Covenants shall in no event exceed an amount corresponding to the Purchase Price.

7.2.4	No Claim shall entitle the Buyer to indemnification unless notice in writing of any such Claim, accompanied by reasonable particulars of the amount of such Claim and the facts, matters, events or circumstances, giving right to the Claim, has been given to the Seller within ten (10) Business Days from the date when the Buyer became aware of the circumstances giving rise to the Claim, and in any event no later than three (3) months following the Closing Date.

7.2.5	Any such Claim which may be made, which has not been previously satisfied, settled or withdrawn, shall be deemed to have been withdrawn six (6) months subsequent to when the Seller was notified of the Claim, unless legal proceedings in respect of such Claim have been commenced against the Seller by then.

7.2.6	The Buyer shall not be entitled to recover from the Seller more than once in respect of the same Loss suffered. In particular, the foregoing shall apply where one and the same set of facts qualifies under more than one provision entitling the Buyer to a Claim or remedy under or in connection with this Agreement.

7.2.7	The Parties acknowledge and agree that the Seller shall not be liable for any deviations with respect to the Warranties, and the Buyer shall not entitled to pursue a Claim, based on facts or circumstances which have been disclosed in the IM or which otherwise were known to the Buyer prior to the Signing Date, including facts and circumstances set out in this Agreement.

8	Confidentiality

8.1	The Parties undertake not to disclose to any third-party information regarding this Agreement and the negotiations which preceded the Agreement, nor information about the other Party which the Parties have received, whether written or oral and irrespective of form.

8.2	This confidentiality undertaking does not apply to information which:

(c)	at the date of its disclosure is in the public domain or at any time thereafter comes into the public domain (other than by breach of this Agreement); or

(d)	the receiving Party can evidence was in its possession or was independently developed at the time of disclosure and was not obtained, directly or indirectly, by or as a result of breach of a confidentiality obligation.

8.3	Neither shall this confidentiality undertaking apply to the extent that any Party is required to make a disclosure of information by law or pursuant to any order of court or other competent authority or tribunal or by any applicable stock exchange regulations or the regulations of any other recognised marketplace. In the event that any Party would be required to make any such disclosure, each Party undertakes to give the other Party immediate notice prior to any such disclosure. Each Party also agrees and undertakes to use its best efforts to ensure that any information disclosed under this Section, to the extent possible, shall be treated confidentially by anyone receiving such information.

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8.4	In addition, the Seller shall be entitled to disclose information regarding this Agreement, including information regarding the Parties, the Purchase Price and the Patents, in order to comply with its obligations as a bankruptcy estate under Swedish law. In particular, the Buyer acknowledges and agrees that the Seller may disclose information regarding this Agreement with the major creditors in the bankruptcy of XNK and the Swedish Supervisory Authority for bankruptcies (Sw. Tillsynsmyndigheten i konkurser) and the transactions under this Agreement are to be recorded in the official book-keeping of the bankruptcy estate.

9	Notices

9.1	All notices, requests, demands, approvals, waivers and other communications required or permitted under this Agreement must be in writing in the English language and shall be deemed to have been received by a Party when:

(a)	delivered by post, unless actually received earlier, on the third (3) Business Day after posting, if posted within Sweden, or the fifth (5) Business Day, if posted to or from a place outside Sweden;

(b)	delivered by hand, on the day of delivery; or

(c)	if delivered by e-mail, upon confirmation by the receiving Party (or at the latest upon the next Business Day of sending the e-mail provided that no delivery failure report has been received).

9.2	All such notices and communications shall be addressed as set out below or to such other addresses as a party may notify to the others for this purpose in accordance with this Section 9. For the purposes of this Agreement, “writing” or “written” shall include e-mails.

Seller:	The bankruptcy estate of XNK Therapeutics AB (publ)

For the attention of:	Anders Svensson Clark

Address:	P.O. Box 7315 103 90 Stockholm Sweden

Email:	Anders.Svensson.Clark@se.dlapiper.com

Buyer:	NÖK Therapeutics Inc.

For the attention of:	David Mehalick

Address:	1452 N. US Hwy. 1, Suite 123, Ormond Beach, FL 32174

Email:	dave.mehalick@coeptistx.com

10	Costs

Each Party shall bear its own costs and expenses in connection with the preparation for and the completion of the transactions contemplated by, or otherwise incurred in the performance of such Party’s obligations or exercise of its rights under, this Agreement, including but not limited to all fees and expenses of its own representatives, agents, brokers, legal and financial advisers and authorities.

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11	Entire Agreement

The Parties confirm that this Agreement represents the entire understanding and constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, agent, employee or representative of either of the Parties.

12	Amendments

This Agreement may only be amended, changed or modified by an instrument in writing duly executed by the Parties.

13	Assignments

No Party may assign, delegate, sub-contract, or otherwise transfer or pledge or grant any other security interest in or over any of its rights or obligations under this Agreement without the prior written consent of the other Party.

14	No waiver

The failure of a Party to insist on adherence to any term of this Agreement shall not be considered a waiver of any right, nor shall it deprive that Party of the right thereafter to insist on the adherence to that term or any other terms of the Agreement.

15	Partial invalidity

If any provisions of this Agreement or the application of it shall be declared or deemed void, invalid or unenforceable in whole or in part for any reason, the remaining provisions of this Agreement shall continue in full force and effect. The Parties shall seek to amend such void, invalid or unenforceable provisions and thereby this Agreement in order to give effect to, as far as it is possible, the spirit of this Agreement and to achieve the purposes intended by the Parties.

16	Governing law and jurisdiction

16.1	This Agreement shall be governed by the substantive law of Sweden.

16.2	Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by the courts of Sweden with the City Court of Stockholm as the court of first instance.

[Signature page to follow]

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Signature page

The Agreement has been executed in one (1) or multiple copies and signed digitally. Each such signed copy shall be deemed an original and all of which together shall constitute one and the same Agreement, of which each Party shall receive a PDF copy.

THE BANKRUPTCY ESTATE OF XNK THERAPEUTICS AB (publ)

/s/ Anders Svensson Clark
Name: Anders Svensson Clark

NÖK THERAPEUTICS INC

/s/ David Mehalick
Name: David Mehalick

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Appendix 1.1

“Patents”

Title: Expansion of NK Cells Applicant/Owner: Cellprotect Nordic Pharmaceuticals AB
Country	Inventor(s)	Appl. No.	Appl. Date	Reg. no.	Reg. date	Renewal Date	Status

Belgium	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Czech Republic	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Denmark	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Finland	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

France	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Germany	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Ireland	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Italy	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Luxemburg	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

the Netherlands	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Norway	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Poland	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Portugal	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Spain	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Sweden	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Switzerland	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Turkey	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

UK	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

[Intentionally left blank]
China	Evren Alici	CN 201080021237.8	2010-03-25	CN 102428173			Granted

Hong Kong	Evren Alici	HK 12110647.2	2010-03-25	HK 1170258	20 Mar 2015	25 Mar 2025	Granted

Japan	Evren Alici	JP 2017-208238	2010-03-25	JP 2018-046840		25 Mar 2025	Granted

Republic of Korea	Evren Alici	KR 10-2011-7025234	2010-03-25	1018815200000	18 July 2018	5 July 2024	Granted

USA	Evren Alici	US 13/260,004	25 Mar 2010	US 8,877,182	4 Nov 2014	25 Mar 2026	Granted

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Title: Expanded NK Cells Applicant/owner: Cellprotect Nordic Pharmaceuticals AB
Country	Inventor(s)	Appl. No.	Appl. Date	Reg. no.	Reg. date	Renewal Date	Status
USA	Sirac Dilber, Evren Alici	US 14/830,758	20 Aug 2015	US 9,585,914	7 March 2017	1 maint. fee paid 2020 2 maint. fee to be paid 7-7,5 years after issue date	Granted

Title: Medical Uses Applicant/owner: XNK Therapeutics AB
Country	Inventor(s)	Appl. No.	Appl. Date	Reg. no.	Reg. date	Renewal Date	Status
China	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren	CN 201980029357.3	30 April 2019				Pending

EP	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren	EP 3787685	30 April 2019				Pending

Hong Kong	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren Ljunggren	62021036993.5	30 April 2019				Pending

Hong Kong	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren	62021038634.3	30 April 2019				Pending

Japan	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren	JP 2021-510533	30 April 2019				Pending

Republic of Korea	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren	KR 10-2020- 7034431	30 April 2019				Pending

US	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren	17/04,8702	30 April 2019				Pending

Title: Methods Applicant/owner: XNK Therapeutics AB
Country	Inventor(s)	Appl. No.	Appl. Date	Reg. no.	Reg. date	Renewal Date	Status
PCT	Jan Per-Henrik Holmqvist	PCT/GB2022/079547	24 Oct 2022	N/A	N/A	N/A	EP and USA has been designated.

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Appendix 4.2(b)

“Patent Confirmation Assignment”

[Remainder of page intentionally left blank]

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Patent Confirmation Assignment

This patent confirmation assignment (the “Assignment”) is entered into by and between:

(1)	The bankruptcy estate of XNK Therapeutics AB (publ), reg. no. 556894-6601, c/o Advokatfirma DLA Piper Sweden KB Box 7315, 103 90 Stockholm, Sweden (the “Bankruptcy Estate”); and

(2)	NÖK Therapeutics Inc., a company incorporated and registered in the United States of America, 1452 N. US Hwy. 1, Suite 123, Ormond Beach, FL 32174 (the “Buyer”).

The above parties are hereinafter jointly referred to as the “Parties” and each individually as a “Party”.

BACKGROUND

(a)	XNK Therapeutics AB, reg. no. 556894-6601, (the “Company”), a limited liability company construed under the laws of Sweden, was declared bankrupt on 9 April 2024, and certain parts of the Company’s assets were subsequently sold by the Bankruptcy Estate to the Buyer under patent transfer and assignment agreement (the “Agreement”), dated [♦] 2024 (the “Effective Date”).

(b)	As part of the Agreement, the terms of which are otherwise confidential, it was agreed that the patents listed in Schedule 1 (the “Patents”) should be assigned and transferred to the Buyer, including all right, titles and interests to the Patents.

(c)	The Parties are therefore executing this Assignment in order to confirm and record the transfer of the Patents from the Bankruptcy Estate to the Buyer with the relevant patent offices.

In light of the above, the Parties confirm and agree the following.

1.	ASSIGNMENT

Pursuant to and for the consideration set out in the Agreement, the Bankruptcy Estate hereby confirms that, with effect from the Effective Date, it has assigned and transferred to the Buyer, which the Buyer has accepted, the Patents, including, without limitation, the absolute right, titles and interests in and to the Patents, and in and to all and any inventions disclosed in the Patents.

2.	FURTHER ASSURANCE

Each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as may be required for the purpose of giving full effect to this Assignment.

3.	RELATIONSHIP TO THE HEAD AGREEMENT

This Assignment is entered into for confirmatory and recording purposes and any and all provisions of the Agreement remain in full force and effect.

[Signature page to follow]

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This Assignment has been signed in two (2) originals, of which the Parties have received one each.

Bankruptcy Estate	NÖK Therapeutics Inc.

Anders Svensson Clark	David Mehalick

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Schedule 1

“Patents”

Title: Expansion of NK Cells Applicant/Owner: Cellprotect Nordic Pharmaceuticals AB
Country	Inventor(s)	Appl. No.	Appl. Date	Reg. no.	Reg. date	Renewal Date	Status
Belgium	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Czech Republic	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Denmark	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Finland	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

France	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Germany	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Ireland	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Italy	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Luxemburg	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

the Netherlands	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Norway	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Poland	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Portugal	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Spain	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Sweden	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Switzerland	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

Turkey	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

UK	Evren Alici	EP10756430	25 Mar 2010	EP2411507	25 Sept 2019	25 Mar 2025	Granted

[Intentionally left blank]
China	Evren Alici	CN 201080021237.8	2010-03-25	CN 102428173			Granted

Hong Kong	Evren Alici	HK 12110647.2	2010-03-25	HK 1170258	20 Mar 2015	25 Mar 2025	Granted

Japan	Evren Alici	JP 2017-208238	2010-03-25	JP 2018-046840		25 Mar 2025	Granted

Republic of Korea	Evren Alici	KR 10-2011-7025234	2010-03-25	1018815200000	18 July 2018	5 July 2024	Granted

USA	Evren Alici	US 13/260,004	25 Mar 2010	US 8,877,182	4 Nov 2014	25 Mar 2026	Granted

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Title: Expanded NK Cells Applicant/owner: Cellprotect Nordic Pharmaceuticals AB
Country	Inventor(s)	Appl. No.	Appl. Date	Reg. no.	Reg. date	Renewal Date	Status
USA	Sirac Dilber, Evren Alici	US 14/830,758	20 Aug 2015	US 9,585,914	7 March 2017	1 maint. fee paid 2020 2 maint. fee to be paid 7-7,5 years after issue date	Granted

Title: Medical Uses Applicant/owner: XNK Therapeutics AB
Country	Inventor(s)	Appl. No.	Appl. Date	Reg. no.	Reg. date	Renewal Date	Status
China	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren	CN 201980029357.3	30 April 2019				Pending

EP	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren	EP 3787685	30 April 2019				Pending

Hong Kong	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren Ljunggren	62021036993.5	30 April 2019				Pending

Hong Kong	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren	62021038634.3	30 April 2019				Pending

Japan	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren	JP 2021-510533	30 April 2019				Pending

Republic of Korea	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren	KR 10-2020-7034431	30 April 2019				Pending

US	Evren Alici, Hareth Nahi, Carl Arnold Gösta Gahrton, Hans-Gustaf Einar Ljunggren	17/04,8702	30 April 2019				Pending

Title: Methods Applicant/owner: XNK Therapeutics AB
Country	Inventor(s)	Appl. No.	Appl. Date	Reg. no.	Reg. date	Renewal Date	Status
PCT	Jan Per-Henrik Holmqvist	PCT/GB2022/079547	24 Oct 2022	N/A	N/A	N/A	EP and USA has been designated.

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